Exhibit 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 6, 2020:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the third quarter and the first nine months of 2020.

President Hand reported that third quarter operating revenues of $14,257,000 increased $577,000 and net income of $4,704,000 increased $221,000 compared to the third quarter of 2019.  Earnings per share of $0.36 for the three-month period increased $0.01 compared to the same period last year.  Increased revenues were primarily due to higher per capita residential consumption and growth in the customer base.  The increased revenue was partially offset by higher operation and maintenance expenses, depreciation, and income taxes due to lower deductions from the IRS tangible property regulations.  Interest expense decreased due to lower interest rates.

President Hand also reported that the first nine months operating revenues of $40,454,000 increased $1,895,000 and net income of $12,888,000 increased $1,875,000 compared to the first nine months of 2019.  Increased revenues resulted primarily from the March 1, 2019 rate increase, higher per capita residential consumption, and growth in the customer base partially offset by lower Distribution System Improvement Charge (DSIC) after its reset to zero.  DSIC is a Pennsylvania Public Utility Commission (PPUC) allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The Company also recognized a non-recurring gain on life insurance.  The increased income was partially offset by higher operation and maintenance expenses, depreciation, and income taxes due to higher taxable income partially offset by higher deductions from the IRS tangible property regulations.  Interest expense decreased due to lower interest rates.  Earnings per share of $0.99 for the nine-month period increased $0.14 compared to the same period last year.

During the first nine months of 2020, the Company invested $16.0 million in construction expenditures for replacement of a standpipe as well as various replacements and improvements to infrastructure.  In addition, the Company invested $1,158,000 in the acquisition of two wastewater systems.  The Company estimates it will invest an additional $12.2 million in 2020, excluding acquisitions, for reimbursement for the Amblebrook development water and wastewater infrastructure, additional main extensions, improvements to a raw water pumping station, expansion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2020	2019	2020	2019
Operating Revenues	$14,257	$13,680	$40,454	$38,559
Net Income	$4,704	$4,483	$12,888	$11,013
Average Number of Common Shares Outstanding	13,032	12,969	13,021	12,956
Basic and Diluted Earnings Per Common Share	$0.36	$0.35	$0.99	$0.85
Dividends Declared Per Common Share	$0.1802	$0.1733	$0.5406	$0.5199

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.
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